EXHIBIT 10.4

ADOBE SYSTEMS INCORPORATED
2011 EXECUTIVE CASH PERFORMANCE BONUS PLAN

1.             Purposes of the Plan.   This Adobe Systems Incorporated 2011 Executive Cash Performance Bonus Plan sets forth the plan for payment of cash bonuses to those Participants designated for participation and is intended to increase stockholder value and the success of the Company by motivating Participants to perform to the best of their abilities and to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such Participants with incentive awards based on the achievement of goals relating to the performance of the Company or one of its business units or upon the achievement of objectively determinable performance goals. The Plan is intended to permit the payment of bonuses that may qualify as performance-based compensation under Code Section 162(m) for Performance Periods starting on or after the commencement of the Company’s 2011 Fiscal Year.

2.             Definitions.

(a)          “Award” means, with respect to each Participant, the award determined pursuant to Section 8(a) below for a Performance Period. Each Award is determined by a Payout Formula for a Performance Period, subject to the Committee’s authority under Section 8(a) to eliminate or reduce the Award otherwise payable.

(b)          “Base Salary” means, as to any Performance Period, the Participant’s annualized salary rate on the last day of the Performance Period. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

(c)           “Board” means the Board of Directors of the Company.

(d)          “Code” means the Internal Revenue Code of 1986, as amended.

(e)           “Committee” means the Executive Compensation Committee of the Board, or another committee or subcommittee of the Board, which shall, with respect to payments hereunder intended to qualify as performance-based compensation under Code Section 162(m), consist, to the extent required by Section 162(m), solely of two or more members of the Board who qualify as “outside directors” within the meaning of Section 162(m).

(f)           “Company” means Adobe Systems Incorporated or any of its subsidiaries (as such term is defined in Code Section 424(f)).

(g)           “Fiscal Year” means a fiscal year of the Company.

(h)          “Maximum Award” means, as to any Participant for any Performance Period, the maximum award that may be granted to the Participant under the Plan.  In no event may the Maximum Award exceed $5 million multiplied by the number of complete Fiscal Years contained within the Performance Period, or, for any Performance Period of less than one complete Fiscal Year, $5 million.

(i)           “Participant” means an eligible executive or member of senior management of the Company selected by the Committee, in its sole discretion, to participate in the Plan for a Performance Period.

(j)           “Payout Determination Date” means the date upon which the Committee determines the amounts payable pursuant to the Target Award and the Payout Formula with respect to any previously completed Performance Period, in accordance with Section 8(a).

(k)          “Payout Formula” means, as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 7 in order to determine the Awards (if any) to be paid to Participants, which is generally expressed as a percentage (which may be more than 100%) of the Target Award. The formula or matrix may differ from Participant to Participant.

(l)           “Performance-Based Compensation” means compensation that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m).

(m)         “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures:

•                  growth in revenue or product revenue;

•                  growth in the market price of stock;

•                  operating margin;

•                  margin, including gross margin;

•                  operating income;

•                  operating income after taxes;

•                  operating profit or net operating profit;

•                  pre-tax profit;

•                  earnings before interest, taxes and depreciation;

•                  earnings before interest, taxes, depreciation and amortization;

•                  income, before or after taxes (including net income);

•                  total return on shares of stock or total stockholder return;

•                  earnings, including but not limited to earnings per share and net earnings;

•                  return on stockholder equity or average stockholder’s equity;

•                  return on net assets;

•                  return on assets, investment or capital employed;

•                  expenses;

•                  cost reduction goals;

•                  return on capital;

•                  economic value added;

•                  market share;

•                  operating cash flow;

•                  cash flow, as indicated by book earnings before interest, taxes, depreciation and amortization;

•                  cash flow per share;

•                  improvement in or attainment of working capital levels;

•                  debt reduction;

•                  debt levels;

•                  capital expenditures;

•                  sales or revenue targets, including product or product family targets;

•                  billings;

•                  workforce diversity;

•                  customer satisfaction;

•                  implementation or completion of projects or processes;

•                  improvement in or attainment of working capital levels;

•                  stockholders’ equity; and

•                  other measures of performance selected by the Committee to the extent consistent with Section 162(m).

The Performance Goals may be based on (i) absolute target values, (ii) growth, maintenance or limiting losses, as compared to a prior period, or (iii) values relative to the performance of one or more comparable companies or to the performance of one or more relevant indices. The Performance Goals may be measured on a Company-wide basis or solely with respect to one or more business units, divisions, affiliates, or business segments.  The Performance Goals may differ from Participant to Participant and from Award to Award.

In establishing a Performance Goal on the Target Determination Date, the Committee shall define, in an objective fashion, the manner of calculating the Performance Goal it selects to use for such Performance Period.  The Performance Goals shall be determined in accordance with United States generally accepted accounting principles (“GAAP”), unless the Committee determines that a non-GAAP measure can and will be used in a manner that complies with Section 162(m).   The Committee may provide that the attainment of the Performance Goal shall be measured by appropriately adjusting the evaluation of Performance Goal performance as follows:

•                  to include or exclude restructuring and/or other nonrecurring charges;

•                  to include or exclude exchange rate effects, as applicable, for non-U.S. dollar denominated Performance Goals;

•                  to include or exclude the effects of changes to GAAP required by the Financial Accounting Standards Board;

•                  to include or exclude the effects of any statutory adjustments to corporate tax rates;

•                  to include or exclude the effects of any “extraordinary items” as determined under GAAP;

•                  to include or exclude the effect of payment of the bonuses under this Plan and any other bonus plans of the Company;

•                  to include or exclude the effect of stock based compensation and/or deferred compensation;

•                  to include or exclude any other unusual, non-recurring gain or loss or other extraordinary item;

•                  to respond to, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development;

•                  to respond to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions;

•                  to include or exclude the effects of divestitures, acquisitions or joint ventures;

•                  to include or exclude the effects of discontinued operations that do not qualify as a segment of a business unit under GAAP;

•                  to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture;

•                  to include or exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends;

•                  to reflect a corporate transaction, such as a merger, consolidation, separation (including a spinoff or other distribution of stock or property by a corporation), or reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code);

•                  to reflect any partial or complete corporate liquidation;

•                  to reflect shippable backlog; and

•                  to include or exclude the amortization of purchased intangibles, technology license arrangements and incomplete technology.

The amount of any adjustment made pursuant to the prior sentence shall be determined in accordance with GAAP, unless the Committee determines that a non-GAAP adjustment can and will be used in a manner that complies with Section 162(m).

(n)          “Performance Period’ means any Fiscal Year or such other period as determined by the Committee in its sole discretion.

(o)          “Plan” means this Adobe Systems Incorporated 2011 Executive Cash Performance Bonus Plan.

(p)          “Plan Year” means the Company’s fiscal year.

(q)          “Section 162(m)” means Section 162(m) of the Code, or any successor to Section 162(m), as that Section may be interpreted from time to time by the Internal Revenue Service, whether by regulation, notice or otherwise.

(r)           “Target Award’ means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of Participant’s Base Salary (or any other measure of the Participant’s base salary determined by the Committee) or a specific dollar amount, as determined by the Committee in accordance with Section 6.

(s)           “Target Determination Cutoff Date” means the latest possible date that will not jeopardize a Target Award’s qualification as Performance-Based Compensation.

(t)           “Target Determination Date” means the date or dates upon which the Committee sets the Target Award and Payout Formula with respect to any Performance Period, in accordance with Section 7.

(u)           “Threshold Award” means the minimum award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of Participant’s Base Salary (or any other measure of the Participant’s base salary determined by the Committee) or a specific dollar amount, as determined by the Committee in accordance with Section 6.

3.             Plan Administration.

(a)          The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions. Subject to the requirements for qualifying compensation as Performance-Based Compensation, the Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the Plan. Subject to the limitations on Committee discretion imposed under Section 162(m), the Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties, but subject to the terms of the Plan:

(i)           discretionary authority to adopt Target Awards and Payout Formulae under this Plan for a given Performance Period on or prior to the Target Determination Cutoff Date;

(ii)          discretionary authority to construe and interpret the terms of the Plan, and to determine eligibility and the amount, manner and time of payment of any Awards hereunder;

(iii)         to prescribe forms and procedures for purposes of Plan participation and distribution of Awards; and

(iv)         to adopt rules, regulations and bylaws and to take such actions as it deems necessary or desirable for the proper administration of the Plan.

(b)          Any rule or decision by the Committee that is not inconsistent with the provisions of the Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

4.             Eligibility.   The employees eligible to participate in the Plan for a given Performance Period shall be determined by the Committee, and are generally expected to include executive officers of the Company who are subject to Section 16 of the Securities and Exchange Act of 1934 and any other members of senior management of the Company who are specifically designated by the Committee, in its sole discretion, for participation in the Plan. Unless specifically excepted under terms that are consistent with Section 162(m), a Participant must be actively employed on the last day of the Performance Period to be eligible to receive a payment hereunder. No person shall be automatically entitled to participate in the Plan.

5.             Performance Goal Determination.   On the Target Determination Date, the Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing on or prior to the Target Determination Cutoff Date, and the achievement of such Performance Goals shall be substantially uncertain at such time.

6.             Target Award Determination.   On the Target Determination Date, the Committee, in its sole discretion, shall establish a Target Award and a Maximum Award for each Participant. Each Participant’s Target Award and Maximum Award (and any Threshold Award, as applicable) shall be set forth in writing on or prior to the Target Determination Cutoff Date.

7.             Determination of Payout Formula.   On the Target Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula for purposes of determining the Award (if any) payable to each Participant. Each Payout Formula (a) shall be set forth in writing on or prior to the Target Determination Cutoff Date, (b) shall provide for the payment of a Participant’s Award if the Performance Goals for the Performance Period are achieved, and (c) may provide for an Award payment greater than or less than the Participant’s Target Award, depending upon the extent to which the Performance Goals are achieved. Notwithstanding the preceding, in no event shall a Participant’s Award for any Performance Period exceed the Maximum Award.

8.             Payout Determination; Award Payment.

(a)          Payout Determination and Certification.   On the Payout Determination Date, the Committee shall certify in writing (which may be by approval of the minutes from the meeting in which the certification was made or by a written certification signed by a duly authorized officer of the Company who attended the Committee meeting of the certifications made by the Committee in its meeting) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce the Award payable to any Participant below that which otherwise would be payable under the Payout Formula.

(b)          Right to Receive Payment.   Each Award under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

(c)           Form of Distributions.   The Company shall distribute all Awards to the Participant in cash.  All payments under this Plan will be subject to applicable tax withholdings.

(d)          Timing of Distributions.   Subject to Section 8(e) below, the Company shall distribute amounts payable to Participants as soon as is practicable following the determination and written certification of the Award for a Performance Period, but in no event later than March 15 of the year following the year of performance so that all such payments comply with Treasury Regulation Section 1.409A-1(b)(4).

(e)           Deferral.   The Committee may defer payment of Awards, or any portion thereof, to Participants as the Committee, in its discretion, determines to be necessary or desirable to preserve the deductibility of such amounts under Section 162(m). In addition, the Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

9.             Term of Plan.   The Plan shall first apply to the 2011 Plan Year; however, no payments shall be made under the Plan to individuals who are “covered employees” (as defined under Section 162(m)) in respect of performance in the 2011 Plan Year if the Plan is not approved at the first annual meeting of the Company’s stockholders held in 2011. The Plan shall continue until the earlier of (a) the date as of which the Committee terminates the Plan and (b) the last day of the Plan Year ending in 2015 (provided that Awards, if any, for such Plan Year shall be paid in accordance with the terms of the Plan).

10.          Amendment and Termination of the Plan.   The Committee may amend, modify, suspend or terminate the Plan, in whole or in part, at any time, including adopting amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Plan or in any Award granted hereunder; provided, however, that no amendment, alteration, suspension or discontinuation shall be made which would (i) increase the amount of compensation payable pursuant to such Award or (ii) cause compensation that is, or may become, payable hereunder to any “covered employee” to fail to qualify as Performance-Based Compensation. To the extent necessary or advisable under applicable law, including Section 162(m), Plan amendments shall be subject to stockholder approval. At no time before the actual distribution of funds to Participants under the Plan shall any Participant accrue any vested interest or right whatsoever under the Plan except as otherwise stated in this Plan.

11.          Bifurcation of the Plan.   It is the intent of the Company that the Plan, and all payments made hereunder, satisfy and be interpreted in a manner that, in the case of Participants who are persons whose compensation is subject to the limitations on deductibility of compensation provided under Section 162(m), qualify as Performance-Based Compensation under Section 162(m).  Any provision, application or interpretation of the Plan inconsistent with this intent to satisfy the requirements of Section 162(m) shall be disregarded.  However, notwithstanding anything to the contrary in the Plan, the provisions of the Plan may at any time be bifurcated by the Board or the Committee in any manner so that certain provisions of the Plan or any payment intended (or required in order) to satisfy the applicable requirements of Section 162(m) are only applicable to persons whose compensation is subject to the limitations on deductibility of compensation provided under Section 162(m).

12.          No Guarantee of Employment.  The Plan is intended to provide a financial incentive to Participants and is not intended to confer any rights to continued employment upon Participants whose employment will remain at-will and subject to termination by either the Company or Participant at any time, with or without cause or notice.